UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2011

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of

Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

21355 Ridgetop Circle, Dulles, VA	20166
(Address of Principal Executive Offices)	(Zip Code)

(703) 948-3200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 28, 2011, VeriSign, Inc. (the “Company”) announced that on April 27, 2011, its Board of Directors declared a special dividend (the “Dividend”) of $2.75 per share of its common stock, par value $0.001 per share (the “Common Stock”) to be paid on May 18, 2011 (the “Payment Date”) to shareholders of record at the close of business on May 9, 2011 (the “Record Date”). The Company’s stock declined by approximately $2.75 on the ex-dividend date.

In connection with the declaration of the Dividend, the Compensation Committee determined to grant restricted stock units (“RSUs”) equal in value to the $2.75 Dividend, based on the price of the Company’s common stock on the Payment Date, to employees who hold stock options outstanding under the Company’s equity plans on the Record Date. For this purpose, the $37.29 stock closing price on the Payment Date was used to compute the number of RSUs to be issued, with rounding to the nearest whole share. Vested options priced below $41.00 received $2.75 worth of immediately vested RSUs per option share, reduced by the amount of RSUs withheld for tax withholding purposes. Unvested options priced below $41.00 received unvested RSUs vesting two years from the date of issuance, provided the holder continues to be employed by, or provide services to, the Company. No RSUs were issued with respect to options priced at $41.00 or above. The RSUs were granted under the Company’s 2006 Equity Incentive Plan.

The Compensation Committee granted RSUs to all 196 affected employee option holders and directors serving on the Board of Directors. The table below shows the number of RSUs issued to each of the named executive officers per applicable vesting schedule.

RSU Issuance for Option Dividend Award

Named Executive Officer	# of Granted RSUs Immediately Vested	# of Granted RSUs with Two-Year Vesting Period
Mark D. McLaughlin, President and Chief Executive Officer	—	15,723
Brian G. Robins, Executive Vice President and Chief Financial Officer	7,573	6,338
Christine C. Brennan, Senior Vice President, Human Resources	1,498	3,296
Richard H. Goshorn, Senior Vice President, General Counsel and Secretary	11,051	4,985

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: May 23, 2011	By:	/s/ Richard H. Goshorn
Richard H. Goshorn
Senior Vice President, General Counsel and Secretary

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